RED ROBIN GOURMET BURGERS, INC.

INSIDER TRADING POLICY

The Board of Directors of Red Robin Gourmet Burgers, Inc. (“Red Robin” or the “Company”) has approved this Insider Trading Policy to promote compliance with the securities laws, to prevent insider trading or even the appearance of insider trading, to establish a process for trading in Company securities, and to promote integrity and ethical conduct by Red Robin and those covered by this policy.
This Insider Trading Policy describes Red Robin’s standards on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information. This policy is divided into two parts: Part I prohibits trading in certain circumstances and applies to all directors, officers, and employees, and in certain situations, advisors or contractors with access to material non-public information relating to Red Robin or another company doing business with us, and Part II imposes special additional trading restrictions and applies to all directors, executive officers, and other covered persons listed in Part II (collectively, “Covered Persons”).
One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material non-public information obtained through involvement with the Company to make decisions to purchase, sell, give away, or otherwise trade the Company’s securities or provides that information to others outside the Company. The prohibitions against insider trading apply to trades, tips, and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “non-public.” These terms are defined in this policy under Part I, Section 3 below. The prohibitions apply to any director, officer, or employee who buys or sells Company stock on the basis of material non-public information that he or she obtained about the Company, suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions.
PART I
1.Applicability
This policy applies to all transactions in Red Robin’s securities, including common stock, options, and any other securities that the Company may issue, such as preferred stock, notes, bonds, and convertible securities, as well as to derivative securities relating to any of the Company's securities, whether or not issued by the Company.
This policy applies to all employees of the Company and its subsidiaries, all officers of the Company and its subsidiaries, and all members of the Company’s Board of Directors. This policy may be extended to certain advisors or contractors who receive material non-public information relating to Red Robin or another company doing business with us.

2.General Policy: No Trading or Causing Trading While in Possession of Material Non-public Information
a.No director, officer, or employee may purchase or sell any Company security, whether or not issued by the Company, while in possession of material non-public information about the Company. (The terms “material” and “non-public” are defined in Part I, Section 3(a) and (b) below.)
b.No director, officer, or employee who knows of any material non-public information about the Company may communicate that information to any other person, including family and friends.
c.In addition, no director, officer, or employee may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material non- public information about that company that was obtained in the course of his or her involvement with the Company. No director, officer, or employee who knows of any such material non-public information may communicate that information to any other person, including family and friends.
d.For compliance purposes, you should never trade, tip, or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and non-public unless you first consult with, and obtain the advance approval of, the Compliance Officer (which is defined in Part I, Section 3(c) below).
e.Covered Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Part II below.
3.Definitions
a. Materiality. Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.
Information dealing with the following subjects is reasonably likely to be found material in particular situations:
i.significant changes in the Company’s prospects;
ii.significant write-downs in assets or increases in reserves;
iii.developments regarding significant litigation or government agency investigations;
iv.liquidity problems;
v.changes in earnings estimates or unusual gains or losses in major operations;
vi.major changes in management;
vii.changes in dividends;
viii.extraordinary borrowings;
ix.award or loss of a significant contract;
x.changes in debt ratings;
xi.proposals, plans, or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets;
xii.offerings of Company securities; and
xiii.pending statistical reports (such as, consumer price index, money supply and retail figures, or interest rate developments).
Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition, or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular non-public information is material, presume it is material. If you are unsure whether information is material, you should consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.
b. Non-public Information. Insider trading prohibitions come into play only when you possess information that is material and “non-public.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until after the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.
Non-public information may include:
i.information available to a select group of analysts or brokers or institutional investors;

i.undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
ii.information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).
As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is “non-public” and treat it as confidential.
a. Compliance Officer. The Company has appointed the Chief Legal Officer as the Compliance Officer for this policy. The duties of the Compliance Officer include, but are not limited to, the following:
i.assisting with implementation and enforcement of this policy;
ii.circulating this policy to all employees and ensuring that this policy is amended as necessary to remain up-to-date with insider trading laws;
iii.pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II below; and
iv.providing approval of any Rule 10b5-1 plans under Part II, Section 1(c) below and any prohibited transactions under Part II, Section 4 below.
4.Violations of Insider Trading Laws
Penalties for trading on or communicating material non-public information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties, and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this policy is absolutely mandatory.
a. Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material non-public information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.
In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material non-public information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.
The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel.

These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.
b. Company-imposed Penalties. Employees who violate this policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

PART II
Additional policies and procedures apply to the following persons and are described below1:
•All members of the Board of Directors and all executive officers and others who are required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended (the “Section 16 Reporting Persons”), including the Chief Accounting Officer/Controller;
•Head of Internal Audit;
•Assistant Controller (if any);
•Vice Presidents;
•Director level personnel;
•All lawyers;
•Managing Partners;
•Restaurant Support Center personnel; and
•Any other persons designated from time to time by the Audit Committee and/or the Chief Legal Officer.

1.Pre-Clearance Procedures
To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading while in possession of material non-public information, certain persons, together with their family members, may not engage in any transaction in Red Robin’s securities (including a gift, contribution to a trust, or similar transfer) without first obtaining pre-clearance of the transaction. In order to efficiently and properly consider each transaction request, the following procedures must be followed, as applicable:

a.Audit Committee Approval – Board Members, Executive Officers, and Certain Other Designated Personnel. The following persons must submit to the Chief Legal Officer a request for pre-clearance of any transaction in Red Robin’s securities at least seven (7) business days in advance of the proposed transaction:
i.All members of the Board of Directors and all executive officers;
ii.Chief Accounting Officer/Controller, any Assistant Controller, and Head of Internal Audit; and
iii.Any other persons who may be designated from time to time for this pre- clearance procedure by the Audit Committee and/or the Chief Legal Officer.
At the time of the request, the individual requesting the transaction must execute a form furnished by Red Robin (a copy of which is attached hereto as Exhibit B) certifying that he or she is not then in possession of material non-public information. Following receipt of the request, the Chief Legal Officer2 will conduct such internal due diligence as he or she deems appropriate under the circumstances.
1 The policies and procedures contained in Part II of this Insider Trading Policy apply to all of the persons listed, however, only certain of the persons are required to comply with the pre-clearance procedures.

2 Actions required to be taken hereunder by the Chief Legal Officer may be taken, in the Chief Legal Officer’s absence and at the Chief Legal Officer’s direction, by such Deputy, Associate or Assistant Counsel or outside counsel designated by the Chief Legal Officer.

The Chief Legal Officer is under no obligation to recommend approval of a trade submitted for pre-clearance, and may determine not to permit the trade. After review and any consultation with outside counsel, the Chief Legal Officer will forward the request to each member of the Audit Committee for consideration by the Audit Committee as a whole, together with the Chief Legal Officer’s recommendation and any supporting materials. The Audit Committee will determine whether to permit the trade. The Audit Committee is under no obligation to approve a trade recommended by the Chief Legal Officer, and may determine not to permit the trade. The Chief Legal Officer will notify the individual requesting the transaction of the Audit Committee’s decision.
In the event that the Chief Legal Officer is the individual requesting pre-clearance of a transaction, the Chief Legal Officer must submit the request to the Chief Executive Officer or Chief Financial Officer. Following receipt of the request, the Chief Executive Officer or Chief Financial Officer, as applicable, will conduct such internal due diligence as he or she deems appropriate under the circumstances. The Chief Executive Officer or Chief Financial Officer, as applicable, is under no obligation to recommend approval of a trade submitted for pre-clearance, and may determine not to permit the trade. After review and any consultation with outside counsel, the Chief Executive Officer or Chief Financial Officer, as applicable, will forward the request to each member of the Audit Committee for consideration by the Audit Committee as a whole, together with the Chief Executive Officer’s or Chief Financial Officer’s recommendation, as applicable, and any supporting materials. The Audit Committee will determine whether to permit the trade. The Audit Committee is under no obligation to approve a trade recommended by the Chief Executive Officer or Chief Financial Officer, as applicable, and may determine not to permit the trade. The Chief Executive Officer or Chief Financial Officer, as applicable, will notify the Chief Legal Officer of the Audit Committee’s decision.
b.Chief Legal Officer Approval - Vice Presidents and Director Level Personnel. The following persons must submit to the Chief Legal Officer a request for pre-clearance of any transaction in Red Robin’s securities at least two (2) business days in advance of the proposed transaction:
i.Vice Presidents;
ii.All in-house attorneys within Red Robin, whether or not serving as a lawyer or in a legal capacity;
iii.Director level personnel; and
iv.Any other persons who may be designated from time to time for this pre- clearance procedure by the Audit Committee and/or the Chief Legal Officer.
At the time of the request, the individual requesting the transaction must execute a form furnished by Red Robin certifying that he or she is not then in possession of material non-public information. Following receipt of the request, the Chief Legal Officer will conduct such internal due diligence as he or she deems appropriate under the circumstances and determine whether to permit the trade. The Chief Legal Officer is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade. The Chief Legal Officer will notify the individual requesting the transaction of the Chief Legal Officer’s decision.
2.Transactions under Company Plans
The pre-clearance procedures described above and the trading window and blackout periods described below also apply to all discretionary transactions under Red Robin’s stock option plans and employee stock purchase plan.
•Stock Option Exercises. Red Robin’s Insider Trading Policy (including the pre-clearance procedures, trading window, and blackout periods) does not apply to the exercise of any stock options. This Insider Trading Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, any other market sale for the purposes of generating the cash needed to pay the exercise price of an option and any market sale of stock following exercise of an option.
•Employee Stock Purchase Plan. Red Robin’s Insider Trading Policy (including the pre- clearance procedures, trading window, and blackout periods) does not apply to purchases of Red Robin stock in the employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Insider Trading Policy does, however, apply to your election to participate in the plan for any enrollment period, and to your sales of Red Robin stock purchased pursuant to the plan.

3.Pre-Arranged Trading Plans
Under Rule 10b5-1, if you enter into a binding contract, an instruction or a written plan that specifies the amount, price, and date on which securities are to be purchased or sold, and these arrangements are established at a time when you do not possess material non-public information, then you may claim a defense to insider trading liability if the transactions under the trading plan occur at a time when you have subsequently learned material non-public information. Arrangements under the rule may specify amount, price, and date through a formula or may specify trading parameters that another person has discretion to administer, but you must not be permitted to exercise any subsequent discretion affecting the transactions, and if your broker or any other person exercises discretion in implementing the trades, you must not be able to influence his or her actions and he or she must not possess any material non-public information at the time of the trades. Trading plans can be established for a single trade or a series of trades. It is important that you properly document the details of a trading plan. Please note that, in addition to the requirements of a trading plan described above, there are a number of additional procedural conditions set forth in Rule 10b5-1(c) that must be satisfied before you can rely on a trading plan, including the application of a cooling-off period.
As required by the rule, you may enter into a trading plan only when you are not in possession of material non-public information. Red Robin’s Insider Trading Policy (including the pre-clearance procedures, trading window, and blackout periods) applies to entering into and terminating a trading plan. You may only enter into or terminate a trading plan during an open trading window period.
In addition, certain persons who wish to implement or terminate a trading plan under SEC Rule 10b5-1 must first submit the plan or request for termination for pre-clearance. At the time of the request, the individual submitting the request must execute a form furnished by Red Robin (a copy of which is attached hereto as Exhibit B) certifying that he or she is not then in possession of material non-public information. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan complies with Rule 10b5-1.
a.Audit Committee Approval – Board Members, Executive Officers, and Certain Other Designated Personnel. The following persons must submit to the Chief Legal Officer a request for pre-clearance of any 10b5-1 plan or termination request:
i.All members of the Board of Directors and all executive officers;
ii.Chief Accounting Officer/Controller, any Assistant Controller, and Head of Internal Audit; and
iii.Any other persons who may be designated from time to time for this pre- clearance procedure by the Audit Committee and/or the Chief Legal Officer.
Following receipt of the request for pre-clearance, the Chief Legal Officer will conduct such internal due diligence as he or she deems appropriate under the circumstances. The Chief Legal Officer is under no obligation to recommend approval of a plan or a request for termination of a plan submitted for pre-clearance, and may determine not to permit implementation of the plan or termination of the plan. After review and any consultation with outside counsel, the Chief Legal Officer will forward the request to each member of the Audit Committee for consideration by the Audit Committee as a whole, together with the Chief Legal Officer’s recommendation and any supporting materials. The Audit Committee will determine whether to permit implementation or termination of the plan. The Audit Committee is under no obligation to approve a plan or termination request recommended by the Chief Legal Officer, and may determine not to permit implementation or termination of the plan. The Chief Legal Officer will notify the individual submitting the request of the Audit Committee’s decision.
In the event that the Chief Legal Officer is the individual requesting pre-clearance of a 10b5-1 plan or request to terminate a plan, the Chief Legal Officer must submit the request to the Chief Executive Officer or Chief Financial Officer. Following receipt of the request for pre- clearance, the Chief Executive Officer or Chief Financial Officer, as applicable, will conduct such internal due diligence as he or she deems appropriate under the circumstances. The Chief Executive Officer or Chief Financial Officer, as applicable, is under no obligation to recommend approval of a plan or request for termination submitted for pre-clearance, and may determine not to permit implementation or termination of the plan. After review and any consultation with outside counsel, the Chief Executive Officer or Chief Financial Officer, as applicable, will forward the request to each member of the Audit Committee for consideration by the Audit Committee as a whole, together with the Chief Executive Officer’s or Chief Financial Officer’s recommendation, as applicable, and any supporting materials. The Audit Committee will determine whether to permit implementation or termination of the plan. The Audit Committee is under no obligation to approve a plan or request for termination recommended by the Chief Executive Officer or Chief Financial Officer, as applicable, and may determine not to permit implementation or termination of the plan. The Chief Executive Officer or Chief Financial Officer, as applicable, will notify the Chief Legal Officer of the Audit Committee’s decision.
b.Chief Legal Officer Approval - Vice Presidents and Director Level Personnel. The following persons must submit to the Chief Legal Officer a request for pre-clearance of any 10b5-1 plan or termination request:
i.Vice Presidents;
ii.All in-house attorneys within Red Robin, whether or not serving as a lawyer or in a legal capacity;
iii.Director level personnel; and
iv.Any other persons who may be designated from time to time for this pre- clearance procedure by the Audit Committee and/or the Chief Legal Officer.
Following receipt of the request for pre-clearance, the Chief Legal Officer will conduct such internal due diligence as he or she deems appropriate under the circumstances and determine whether to permit implementation or termination of the plan. The Chief Legal Officer is under no obligation to approve a plan or termination request submitted for pre-clearance, and may determine not to permit implementation or termination of the plan. The Chief Legal Officer will notify the individual submitting the plan of the Chief Legal Officer’s decision.
4.Window Periods
All persons covered by Part II of this Insider Trading Policy may engage in sales, purchases and other transactions (including a gift, contribution to a trust, or similar transfer) in Red Robin’s common stock or other Red Robin securities (other than those in which Red Robin is the buyer or seller for its own account) only (i) pursuant to a previously implemented 10b5-1 Plan in accordance with this policy and the requirements set forth in Rule 10b5-1(c) or (ii) if all of the following three conditions are met:
1.The transaction is effected during the open window period (the “window period”) that begins on the third trading day after Red Robin issues a press release disclosing its most recent fiscal year or quarterly earnings (“an earnings release”) and ends six weeks prior to the date of Red Robin’s next scheduled earnings release. Notwithstanding the foregoing, the window period shall not extend past the date that is two weeks prior to any quarter end. The window period may also be closed earlier under circumstances described below;
2.You are not in possession of material non-public information at the time you engage in the transaction; and
3.If required pursuant to the terms of this Insider Trading Policy, you have received approval from the Audit Committee or Chief Legal Officer, as applicable.
Red Robin issues four quarterly earnings releases each year following the end of each quarter. Prior to or immediately following the release of earnings to the public, the Chief Legal Officer or a designee will advise you of the applicable window period. Under certain circumstances, an event may occur (or may potentially occur) that is material to Red Robin that will prevent the opening of a trading window or may cause it to close prematurely or be altered. For example, if Red Robin issues a press release that includes important operating or financial information, or announces another significant event affecting Red Robin or its business (such as a significant acquisition or financing transaction), Red Robin may close or alter the window.
Each press release including such information that Red Robin proposes to issue during an open window period shall be submitted to the Chief Legal Officer for review. After consultation with outside counsel and/or the Audit Committee as necessary or appropriate, the Chief Legal Officer will determine whether to close or alter the trading window. The Chief Legal Officer or a designee will advise you if and when the trading window is closed and the duration of the closure, if known.
5.Event-Specific Blackout Periods
From time to time during a window period, an event may occur (or may potentially occur) or information may become available that is material to Red Robin and is known by only a few members of the Board of Directors or executive officers. After consultation with outside counsel and/or the Audit Committee as necessary or appropriate, the

Chief Legal Officer will determine whether to impose an event-specific blackout. So long as the event remains material and has not been disclosed to the public, you may not trade in Red Robin’s securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person requests permission to trade in Red Robin’s securities during an event-specific blackout that applies to the requestor, the Chief Legal Officer will inform the requestor of the existence of a blackout period without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout must not disclose the existence of the blackout to any other person, even within Red Robin. You are prohibited from trading while in possession of material non-public information, regardless of whether you have been designated as being subject to an event-specific blackout.
6.Post-Termination Transactions
If you are aware of material non-public information when you terminate service for Red Robin, you may not trade in Red Robin’s securities until that information has become public or is no longer material. Please be aware that Red Robin is under no obligation to advise you, and may be prohibited from advising you, with respect to any material non-public information following your termination and your ability to trade.
7.Other Prohibited Transactions
The following types of transactions are prohibited for all members of the Board of Directors and all executive officers of the Company:
Hedging Transactions. Hedging transactions may permit a non-employee director or executive officer to continue to own the Company’s securities obtained through an employee benefit plan or otherwise, but without the full risks and rewards of ownership. When this occurs, the non-employee director or executive officer may no longer have the same objectives as the Company’s other stockholders. Therefore, non-employee directors and executive officers are prohibited from engaging in any hedging transactions with respect to the Company’s securities, including, without limitation, through the use of financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds.
Pledging of Securities. Pledging of Company securities by a non-employee director or executive officer as collateral for a loan or holding such securities in a margin account may result in the non-employee director or executive officer having interests that are no longer aligned with the long term interests of the Company’s other stockholders because of such non-employee director or executive officer potentially being immune to the economic exposure to the pledged securities. Additionally, if pledged securities were forced to be sold, potentially without the consent of a non-employee director or executive officer due to a failure to meet a margin call or the default on a loan, there may be a violation of the Company’s Insider Trading Policy if the foreclosure or margin sale happens at a time that the non-employee director or executive officer is aware of material non-public information or otherwise prohibited from trading. Also, any such sale may result in a possible violation of Section 16 of the Securities Exchange Act of 1934, as amended, as well as subject the Company to negative publicity. Accordingly, non-employee directors and executive officers are prohibited from making any new pledges of Company securities as collateral for a loan, or otherwise holding Company securities in a margin account.

Company Assistance
If you have any questions about this memorandum or its application to any proposed transaction, you may obtain additional guidance from the Chief Legal Officer.
Certification
You must certify your understanding of and intent to comply with Red Robin’s Insider Trading Policy by signing and returning the certification attached hereto as Exhibit A to the Chief Legal Officer.

EXHIBIT A CERTIFICATION

I certify that:
1.I have read and understand Red Robin’s Insider Trading Policy covering pre- clearance procedures, window periods and blackout periods. I understand that the Chief Legal Officer is available to answer any questions I have regarding the Insider Trading Policy.
2.I will comply with the Insider Trading Policy for as long as I am subject to the policy.
3.I understand that violation of insider trading or disclosure laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of Red Robin’s Insider Trading Policy may subject me to discipline by Red Robin up to and including termination for cause.

Signature:
Printed Name:
Title:
Date:

Return to: Chief Legal Officer

EXHIBIT B CERTIFICATION
I certify that:

1.I have read and understand Red Robin’s Insider Trading Policy covering pre- clearance procedures, window periods and blackout periods.
2.I presently intend to engage in the following transaction(s) involving Red Robin securities (please describe below or on a separate attached sheet, if necessary):

Number and type of securities that I propose to purchase:
Number and type of securities that I propose to sell:
Number and type of securities that I propose to (insert description of the proposed transaction if not a purchase or sale):
Proposed transaction date or range of dates:
Termination of Rule 10b5-1 plan (check if appropriate)
3.I am not currently aware of any material non-public information relating to Red Robin or to any company doing business with Red Robin. If I subsequently become aware of any such material non-public information, I will immediately notify the Chief Legal Officer. To the best of my knowledge, the proposed trade(s) listed above do not violate the trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended, or Rule 144 under the Securities Act of 1933, as amended. I understand that if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by Red Robin up to and including termination for cause.
4.I acknowledge that I can only trade Red Robin securities in accordance with the Insider Trading Policy and that if I receive pre-clearance to trade, Red Robin may rescind such pre-clearance or close or alter the trading window period at any time in its sole discretion. I further acknowledge that I cannot trade any Red Robin securities if Red Robin notifies me that such pre-clearance has been rescinded or that the trading window period has been closed for any reason. I acknowledge and agree that any clearance granted by Red Robin in accordance with the Insider Trading Policy shall apply only to the transactions described above, and that I must submit a separate request for pre-clearance with respect to any other proposed transaction in Red Robin’s securities.
Signature:
Printed Name:
Title:
Date:

Return to: Chief Legal Officer

Approval:

Approved through with respect to the trade described herein and subject to the provisions of paragraph 4 above.

Disapproved

Signature:
Printed Name:
Title:
Date: